Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
SatCon Technology Corporation®
Gary Brandt
VP, Corporate Development
617-897-2407

SatCon Announces Change in its Fiscal Year End to December 31

Boston, MA — September 20, 2006 — SatCon Technology Corporation® (Nasdaq NM: SATC), a developer and manufacturer of power electronics and motors for the alternative energy markets, today announced the Company’s board of directors approved a change in fiscal year end to December 31st from September 30th.

The decision to change the fiscal year end to coincide with the calendar year end was driven by a desire to contain costs and align our reporting cycle with our peers in the marketplace.  The Company will file a quarterly report for the quarter ended September 30, 2006 in mid-November and its next annual report on Form 10-K will be for the year ending on December 31, 2006.

“The decision to change our fiscal year end to coincide with the calendar year end has always been intuitively attractive,” said Mr. David O’Neil, Vice President, Finance and Treasurer.  “The fact that we could save costs, by implementing the change at this juncture made the decision quite compelling.”

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Renewable Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets. For further information, please visit the SatCon website at www.satcon.com.  SATC-E

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.